THIS AGREEMENT made and dated for reference the 26th day of November, 2010.

BETWEEN:

YALE RESOURCES LTD., a body corporate, incorporated under the laws of the Province of British Columbia, having an office at # 400 – 409 Granville Street, Vancouver, British Columbia, V6C 1T2; and its subsidiary **Minera Alta Vista SA de CV**, a Mexican company

(hereinafter collectively called the "Optionor")

AND:

NATURE'S CALL BRANDS INC., a body corporate, incorporated under the laws of the State of Nevada, having its Records and Registered Office at 3120 S. Durango, Suite 305, Las Vegas, Nevada, 89117;

(hereinafter called the "Optionee")

WHEREAS:

The Optionor has agreed to grant to the Optionee an option entitling the Optionee to acquire certain legal and beneficial interests in and to the mining concession owned by the Optionor (the "**Property**") covering approximately 1,504.74 hectares located in Sonora State, Mexico, as provided for in this Agreement, and to participate in the further exploration and, if deemed warranted, the development of the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents and the sum of **Ten Dollars ($10.00)** now paid by each of the parties to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties, the parties hereby agree as follows:

DEFINITIONS

1.01 In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

(a) "**Business Day**" means any day other than Saturdays, Sundays and statutory holidays in the Province of British Columbia;

(b) "**Conditions of Exercise**" has the meaning set out in paragraph 4.02 hereof;

(c) "**Effective Date**" means the date this Agreement is signed by the Optionor and Optionee;

(d) **"Exercise Notice"** means a written notice to the Optionor, signed by the Optionee indicating that the Optionee has satisfied the respective Conditions of Exercise and is irrevocably exercising the Option;

(e) **"Exploration"** means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of ores, minerals or mineral resources, including but not limited to additional drilling required after discovery of potential commercial mineralization, and including related environmental compliance;

(f) **"Expenditures"** means the sum of all funds incurred or expended in prospecting, Exploration, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, de-watering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring, maintaining and developing lands, claims or concessions as well as monies spent in acquiring additional lands, claims or concessions which shall form part of the Property.

Importantly, Expenditures shall also include any and all tax payments as well as legal costs and fees related to the registration of titles and agreements with the Mexico Mining Registry together with any value added taxes accruing after the date of this Agreement. Finally, the Expenditures will include the Management Fees defined in paragraph 6.01(f) below.

(g) **"New Property"** has the meaning set out in sub-paragraph 8.02 hereof:

(h) **"Option"** has the meaning set out in sub-paragraph 4.01 hereof;

(i) **"Holdco"** means the Mexican subsidiary company to be established by the Optionee to hold title to the Property;

(j) **"Option Deadline"** has the meaning set out in sub-paragraph 4.01 hereof;

(k) **"Property"** means all of the mining claims, lands and concessions described in Schedule "A" hereto and all other mineral property interests derived from any such mineral claims. Any reference herein to any mineral claims or other mineral property interests comprised in the Property includes any other interests into which such mining claims or other mineral property interests may have been converted;

(l) **"this Agreement"** refers to and collectively includes this Agreement and every Schedule attached to this Agreement.

(m) **"Quarter"** means the financial quarter of the Optionor whose year end is October 31 (more specifically: Q1 = Nov/Dec/Jan, Q2 = Feb/Mar/Apr, Q3 = May/Jun/Jul, and Q4 = Aug/Sep/Oct).

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01 The Optionor represents and warrants to the Optionee that:

(a) It has been duly incorporated under the laws of the Province of British Columbia, validly exists as a corporation in good standing under the laws of the Province of British Columbia with respect to the filing of annual reports and it and its Mexican subsidiary, Minera Alta Vista S.A. de C.V. (the "**Subsidiary**") , are legally entitled to hold their interest in the Property and will remain so entitled until their interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

(b) it is, and at the time of any transfer to the Optionee of any interest in the Property will be, the legal and beneficial owner of the interest in the Property so transferred free and clear of all liens, charges and claims of others, and no taxes or rentals are due in respect thereof;

(c) to the best of its knowledge, the mining concession comprising the Property has been duly and validly located pursuant to the laws of Mexico and is recorded in the names set out on the attached Schedule "A", and is in good standing as of the Effective Date in the Mining Public Registry of Mexico on the date hereof as set out on the attached Schedule "A";

(d) to the best of its knowledge, there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to its knowledge is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

(e) to the best of its knowledge, there are no material outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(f) to the best of its knowledge, the conditions existing on or with respect to the Property and Optionor's ownership and operation of the Property are not in violation of any applicable laws, rules or regulations (including without limitation any environmental laws) nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property;

(g) to the best of its knowledge, there have been no past violations by Optionor or to Optionor's knowledge, by any of its predecessors in title of any environmental laws or other laws or regulations affecting or pertaining to the Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Property ("**Environmental Damage**");

(h) the Optionor has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(i) no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up or the placing of the Optionor or the Subsidiary in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(j) there are no royalties or other outstanding payments on the Property, whether in the form of an NSR interest or otherwise specifically including any applicable property or similar taxes levied by relevant governmental authorities as of the date of this agreement.

2.02 The Optionor acknowledges that the representations and warranties set forth in paragraph 2.01 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

2.03 The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.01 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01 The Optionee represents and warrants to the Optionor that:

(a) it has been duly incorporated under the laws of the State of Nevada, validly exists as a corporation in good standing under the laws of the State of Nevada with respect to the filing of annual reports;

(b) it is currently not legally entitled to hold mineral property interests in the Country of Mexico and prior to or concurrent with the exercise of the Option will create and organize Holdco, which will be legally entitled to hold mineral property interests in the Country of Mexico;

(c) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions

of, its Articles or constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(d) no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, the dissolution or winding-up or the placing of the Optionee in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(e) it will provide the Optionor sufficient funds for the payments of the property taxes of the Property with such payments to be provided to the Optionor at least fourteen (14) days prior to the due date for each payment as set forth in Schedule "B," such payments to be included in the Expenditures as set forth in Section 4.02(a)(ii) below.

3.02 The Optionee acknowledges that the representations and warranties set forth in paragraph 3.01 hereof form a part of this Agreement and are conditions upon which the Optionor has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.03 The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.01 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty.

GRANT OF OPTION AND COMMITMENTS

4.01 The Optionor hereby irrevocably grants to the Optionee an exclusive right and option to acquire undivided legal and beneficial interests of **seventy per cent (70%)** in the Property free and clear of all liens, charges and claims of others (the "Option"), such Option to be exercised on or before the December 1, 2013 ("Option Deadline").

4.02 The Optionee may exercise the Option by performing, paying or issuing the following:

(a)

(i) making $50,000 in payments (all funds in US $) to the Optionor prior to the Option Deadline as follows:

(i) $25,000 upon the signing of the Letter of Intent dated October 4, 2010 *(PAID)*; and

(ii) an additional $25,000 upon signing of this Agreement;

(ii) incurring or funding a total of $900,000 in Expenditures on the Property prior to the Option Deadline as follows:

(i) $200,000 on or before the first anniversary of the Effective Date;
(ii) an additional $300,000 on or before the second anniversary of the Effective Date;
(iii) an additional $400,000 on or before the third anniversary of the Effective Date;

The Optionee will advance to the Optionor $100,000 as a portion of the Expenditures listed in section 4.02(a)(ii)(i) within 6 months of the Effective Date and that amount will be considered a firm commitment. The Optionor will expend these funds as Operator pursuant to an agreed budget described below, however if this Agreement is terminated by the Optionee prior to $100,000 of Expenditures having been incurred, the Optionor would retain any unspent funds.

(iii) issuing common shares in the capital of the Optionee to the Optionor totaling 1,000,000 shares ("Shares") prior to the Option Deadline as follows:

(i) 200,000 common shares on signing of this Agreement;
(ii) an additional 200,000 common shares on or before the 6th month anniversary of the Effective Date;
(iii) an additional 200,000 common shares on or before the first anniversary of the Effective Date;
(iv) an additional 200,000 common shares on or before the second anniversary of the Effective Date;
(v) an additional 200,000 common shares on or before the third anniversary of the Effective Date;

(b) all of the above shares will be subject to the minimum hold periods in accordance with regulations under the U.S. Securities Act of 1933, as amended;

The Optionor understands and acknowledges that any shares which may be issued to it pursuant to the provisions of this paragraph 4.02 must be issued in reliance on exemptions from the prospectus and registration requirements of applicable securities legislation and may be subject to certain re-sale restrictions under such legislation, the terms of which may be endorsed on the certificates representing such shares, and prior to issuance the Optionor agrees to provide confirmation of the availability of such exemptions and comply with such re-sale restrictions.

The Optionee will provide the Optionor at the time of issuing each share payment the appropriate documentation confirming the validity of the issuance, as may be reasonably requested by Optionor to satisfy Canadian brokerage firm regulations in order to allow the Optionor to deposit the shares in its brokerage account.

Upon the expiry of any hold period placed on any issuance the Optionee will use its best efforts to cooperate with and assist the Optionor in the removal of any legend placed on each issuance. In the event the Optionee does not use its best efforts to cooperate and assist the Optionor with the removal of any restrictive legend in a timely manner then the Optionor may give notice of termination as per paragraph 10.02.

(collectively, the "**Conditions of Exercise**").

(c) The Optionor acknowledges that the Shares are subject to resale restrictions in British Columbia and may not be traded in British Columbia except as permitted by the Securities Act (British Columbia) and the rules made thereunder. In particular, pursuant to Multilateral Instrument 45-102, as adopted by the British Columbia Securities Commission, a subsequent trade in any of the Securities will be a distribution subject to the prospectus and registration requirements of applicable Canadian securities legislation, unless certain conditions are met, including the following:

(i) at least four months (the "Canadian Hold Period") shall have elapsed from the date on which the Shares were issued to the Optionor;

(ii) during the currency of the Canadian Hold Period, any certificate representing the Shares is imprinted with a legend (the "Canadian Legend") stating:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE."

(iii) the trade is not a control distribution (as defined in Multilateral Instrument 45-102);

(iv) no unusual effort is made to prepare the market or to create a demand for the Shares that are the subject of the trade;

(v) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(iv) if the selling security holder is an insider or officer of the Company, the selling security holder has no reasonable grounds to believe that the Company is in default of securities legislation.

(d) By executing and delivering this Agreement, the Optionor will have directed the Company not to include the Canadian Legend on any certificates representing the Shares to be issued to such Purchaser. As a consequence, the Purchaser will not

be able to rely on the resale provisions of Multilateral Instrument 45-102, and any subsequent trade in the Shares during or after the Canadian Hold Period will be a distribution subject to the prospectus and registration requirements of Canadian securities legislation, to the extent that the trade is at that time subject to any such Canadian securities legislation.

4.03 If the Optionee fails to incur the total amount of any of the Expenditures required under the respective Conditions of Exercise, then the Optionee may pay to the Optionor an amount equal to such shortfall in Expenditures within thirty (30) days after the required Expenditure was to be made/incurred. Any payment so made shall be deemed to be Expenditures duly and properly incurred for the purposes of the Conditions of Exercise. There will not be a Management Fee (as defined below) paid on the cash payment.

4.04 If the amount of Expenditures incurred at any time exceeds the Expenditures required under the Conditions of Exercise of the period next due to expire, then such excess shall be credited to the following period's stipulated commitment.

4.05 Nothing in this Agreement shall be construed as obligating the Optionee to exercise the Option or, subject to sub-paragraph 10.04(a) hereof, incur any Expenditures on the Property.

4.06 The Optionee may in its discretion fulfil the Conditions of Exercise in advance of the dates indicated. In the event the Optionee has satisfied the respective Conditions of Exercise and wishes to exercise the Option, then to do so it must, prior to the Option Deadline, deliver to the Optionor an Exercise Notice. On delivery of an Exercise Notice the Optionor shall transfer to the Optionee an undivided **seventy per cent (70%)** interest in the Property as tenants in common, with a **thirty per cent (30%)** participating interest to be retained by the Optionor.

4.07 Subject to paragraphs 4.03 and 10.02 hereof, in the event the Conditions of Exercise in respect of the Option are not satisfied by the Option Deadline then the Option shall expire immediately.

4.08 Unless otherwise agreed to by the parties in writing, the Optionor will be the operator (hereinafter called the "**Operator**") for all Expenditures on the Property to be incurred by the Optionee pursuant to the exercise of the Option. The Operator will expend Expenditures only pursuant to a budget as approved by the Optionee in advance.

4.09 This Agreement represents an option only, and the Optionee shall be under no obligation to the Optionor to exercise the Option, save and except in respect payments in section 6.04 (a)(iii).

TRANSFER OF PROPERTY

5.01 Upon the exercise by the Optionee of the Option the Optionor shall cause to be delivered to the Optionee duly executed registerable transfers of a 70% interest in the Property to Holdco, and the parties shall enter into such tenants in common agreement as may be deemed necessary and appropriate.

5.02 Prior to the transfer of the Property to Holdco provided for in Paragraph 5.01, the Optionee shall be entitled to record a memorandum of this Agreement in the Spanish language with the Mining Public Registry of Mexico at its own cost.

5.03 From the date of acquisition by the Optionee of its 70 % interest in the Property, the parties shall bear the cost of further exploration and development in proportion to their respective interests in the Property on a joint venture basis in accordance with the terms of the Joint Venture Operating Agreement, a copy of which is attached hereto as Schedule 'C'.

5.04 Upon the formation of the Joint Venture the parties shall be deemed to have incurred the following costs under this agreement and to have the following undivided percentage interests in the Joint Venture:

Party:	**Deemed Expenditures:**	**Percentage Interest:**
Optionor	$ 385,714.28	30 %
Optionee	$ 900,000.00	70 %
Total:	**$ 1,285,714.28**	**100 %**

OBLIGATIONS OF THE PARTIES DURING THE OPTION PERIOD

6.01 The Optionor hereby covenants and agrees that for so long as it is acting as Operator it will:

(a) maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property in good standing free and clear of all liens and other charges except those at the time contested in good faith by the Optionor;

(b) permit the Optionee or its duly authorized agents, upon reasonable prior notice to the Optionor, to have access to the Property in order to examine any work carried out by the Optionor, provided, however, that neither the Optionee nor its agents shall interfere or obstruct the operations of the Optionor, its servants and agents on the Property, and further provided that the Optionee or its agents shall enter upon the Property at their own risk and that the Optionee agrees to indemnify and save the Optionor harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionee or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(c) deliver to the Optionee a report (including up-to-date maps if there are any material changes from prior maps delivered) describing the results of work done on the Property in the last month, completed quarter and calendar year, as applicable, together with information on material results obtained;

(d) conduct all work on or with respect to the Property in a careful and miner like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionee harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionor on or with respect to the Property;

(e) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance; and

(f) charge a 15% Management Fee on all Expenditures and no other amounts. The Management Fee payments shall be credited towards the $900,000 in Expenditures referenced in point 4.02 (a) (ii) of this Agreement.

6.02 The Optionee hereby covenants and agrees that if it were to become Operator and provided that the Optionor retains a minimum of 10% interest in the Property that for so long as it is acting as Operator it will:

(a) maintain the Property in good standing by the doing and arranging for the filing by the Optionor of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property in good standing free and clear of all liens and other charges at least 30 days before the filing is due;

(b) permit the Optionor or its duly authorized agents, upon reasonable prior notice to the Optionee, to have access to the Property in order to examine any work carried out by the Optionee, provided, however, that neither the Optionor nor its agents shall interfere or obstruct the operations of the Optionee, its servants and agents on the Property, and further provided that the Optionor or its agents shall enter upon the Property at their own risk and that the Optionor agrees to indemnify and save the Optionee harmless from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionor or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(c) deliver to the Optionee a report (including up-to-date maps if there are any material changes from prior maps delivered) describing the results of work done on the Property in the last month, completed quarter and calendar year, as applicable, together with information on material results obtained;

(d) conduct all work on or with respect to the Property in a careful and miner like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionee on or with respect to the Property;

(e) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance; and

(f) charge a 15% Management Fee on all Expenditures and no other amounts. and include such fee in the quantum of Expenditures it is required to incur pursuant to sub-section 4.02(ii) hereof.

6.03 Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Operator will be responsible for rectifying any environmental damage sustained on or caused upon the Property during the Option Period even if said damage is noticed after the option has been terminated.

6.04 Budgets, expenditures and payments

(a) While the Optionor is Operator and this Agreement has not been terminated, the Optionee agrees to:

(i) approve and/or provide comments on the budget for each successive phase of exploration within fourteen (14) days of the presentation to Optionee by Optionor of a proposed budget, and in the event of proposed changes, the Optionor agrees to provide Optionee with a revised budget with changes substantially as requested by Optionee, acting reasonably, within a further fourteen (14) days for Optionee's review and approval, such approval not to be unreasonably withheld;

(ii) give to the Optionor an advance of at least 50% of each budget within thirty (30) days of its approval and acknowledges that Optionor will not start that next phase of exploration until the advance has been received;

(iii) make a payment to Optionor within thirty (30) days of a request by Optionor for each completed phase of exploration under an approved budget to be accompanied by a report detailing completion of the phase and providing a detailed accounting of costs; provided, however, that if such funds are not received within such thirty (30) day timeframe, Optionor shall issue a letter of default to Optionee providing Optionee with an additional thirty (30) days to make the requisite payment;

(iv) until such time that the Option has been exercised or terminated, provide the Optionor sufficient funds to keep the Property in good standing (bi-

annual taxes) regardless of the amount of Expenditures incurred on the Property to date;

(b) While the Optionee is Operator, the Optionee will provide the Optionor:

(i) an accounting of Expenditures every quarter;

(ii) copies and receipts of all property tax and option payments if that duty is performed by the Optionor.

RIGHT OF ENTRY

7.01 During the term of the Option provided for in this Agreement, whichever party is acting as the Operator and its servants, agents and independent contractors shall have the sole and exclusive right in respect of the Property to:

(a) enter thereon;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Operator in its sole discretion may determine practical under the provisions of work programs to be jointly prepared and approved by the Optionor and the Optionee prior to the commencement of operations in respect of such work programs;

(d) bring upon and erect upon the Property such buildings, plant, machinery, tools, appliances and/or equipment as the Operator may deem advisable; and

(e) remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

AREA OF MUTUAL INTEREST

8.01 There is no area of mutual interest surrounding the Property (hereinafter called the "AMI").

8.02 If the Optionor or Optionee acquires a property interest or mineral rights immediately adjoining the Property (hereinafter called the "New Property"), it shall notify the other party in writing of the property interest or mineral rights acquired and the cost of acquisition thereof. The notified party shall then have thirty (30) days following receipt by it of the foregoing notification to elect in writing to include the New Property into the terms of this Agreement and the New Property shall become a part of the Property by paying in the case of the Optionee, 70% of the acquisition costs paid to third parties for the acquisition of the New Property and in the case of the Optionor, 30% of such costs. If the notified party does not so elect in writing within this thirty (30) day period, the Optionor or Optionee, as applicable, shall

be entitled to retain the property interest or mineral rights for its own account and such property interest or mineral rights independent of this Agreement.

MANAGEMENT COMMITTEE

9.01 A Management Committee composed of one (1) representative of each Party, shall be established on the Effective Date. Each Party shall, within thirty (30) days after the Effective Date, notify the other Party in writing of the name of its representative (the "**Representative**") and alternative Representative ("**Alternate**") who may from time to time act in the absence of the Representative. Each Party shall also be free to bring to all meetings, at its own cost, such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Sections 6 and 14. Each Party shall have the right at any time and from time to time to change its Representative or Alternate by written notice given to the other Party. Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative's and Alternate's activities hereunder.

9.02 The Management Committee shall be constituted for the following purposes:

(a) to review the on-going activities of the Operator on the Property and to review reports submitted by the Operator on the progress of its activities;

(b) to discuss in good faith any changes, alterations or recommendations to the activities undertaken by the Operator on the Property; and

(c) to review proposed exploration operations on the Property to be undertaken by the Operator.

9.03 Meetings of the Management Committee shall be held no less than once annually. In lieu of holding meetings of the Management Committee, the Management Committee may convene telephone conferences with the unanimous consent of both Parties.

On any matter to be approved by the Management Committee, in case of dispute between the Parties the Management Committee members shall jointly choose a third party who will hold the casting vote on such decision but otherwise shall not become a member of the Management Committee.

TERMINATION

10.01 The Optionee may terminate this Agreement at any time prior to the Option Deadline, by the Optionee giving notice of termination to the Optionor provided that the Optionee has made all the payments and share issuances required up to the date of termination.

10.02 Notwithstanding any other provision of this Agreement, if at any time during the term of the Option, the Optionee fails to pay to the Optionor any payments required under sub-

paragraph 4.02(a)(i) hereof, or fails to incur any of the Expenditures provided for in sub-paragraph 4.02(a)(ii) hereof, or fails to issue to the Optionor any shares required under sub-paragraph 4.02 (a)(iii) or is in breach of any representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

(a) it shall have first given to the Optionee a notice of default containing particulars of the payment not advanced, the share issuance not received, the Expenditures not incurred or the representation or warranty breached; and

(b) the Optionee has not, within thirty (30) days following delivery of such notice of default, cured such default.

If the Optionor is required to give the Optionee a third notice of default the Optionor may terminate this Agreement immediately.

10.03 Should the Optionee fail to comply with the provisions of sub-paragraph 10.02(b) hereof, the Optionor may thereafter terminate this Agreement, and the provisions of paragraph 10.04 hereof shall then be applicable.

10.04 If this Agreement terminates prior to the exercise of the Option then the Optionee shall:

(a) have provided to the Optionor funds to maintain the Property in good standing for the entire next tax semester following the date of termination;

(b) deliver to the Optionor copies of all plans, assay maps and diamond drill records relating to the Property; and

(c) have paid to the Optionor all amounts due prior to termination i.e. cash, shares, and Expenditures

TRANSFER OF INTEREST BY THE OPTIONEE

11.01 The Optionee may at any time, with the consent of the Optionor, which consent shall not be unreasonably withheld, sell, transfer or otherwise dispose of all of its interest in and to this Agreement, provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee; and

(b) a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 11.01(a) hereof.

11.02 No assignment by the Optionee of any interest less than its entire interest in this Agreement shall, as between the Optionee and the Optionor, discharge it from any of its

obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement and in the Property (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder or other fulfilment of contractual commitments and any environmental liabilities, effective on the date on which the Optionee shall have no further interest in this Agreement or in the Property.

11.03 During the Option period, if the Optionor should desire to sell all of its interest in the Property it shall first offer same to the Optionee. The Optionee shall have a 30 day period to elect whether to purchase the offered interest.

If the Optionee chooses not to purchase, upon the expiry of the 30 day period the Optionor may sell the offered interest to a party as approved by the Optionee and on terms no more favourable to the purchasing party than was offered to the non-transferring party. If no sale of the offered interest is consummated within the aforesaid 180 day period, it shall thereafter again become subject to the right of first refusal contemplated hereby. The purchasing party, in order to gain approval by the Optionee must be of good reputation and must have considerable mining exploration and development experience.

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

12.01 The party that is the Operator may at any time during the Option Period elect to abandon one or more of the mining concessions that comprise the Property by giving prior written notice to the party that is not the Operator (in this section referred to as the "**non-Operator**") of such intention.

12.02 For a period of thirty (30) days after the date of delivery of such notice the non-Operator may elect to have any or all of the mining concessions in respect of which such notice has been given transferred to it by delivery of a request therefor to the Operator[Option Holder], whereupon the Operator will deliver a duly executed registerable transfer document transferring such mining concessions to the non-Operator[Option Giver]. If the non-Operator fails to make request for the transfer of any mining concessions as aforesaid within such thirty (30) day period, the Operator may then abandon such mining concessions without further notice to the non-Operator[Option Giver].

12.03 Upon any such transfer or abandonment, the mining concessions so transferred or abandoned pursuant to Subparagraph 12.02 will for all purposes of this Agreement cease to form part of the Property.

FORCE MAJEURE

13.01 If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

13.02 The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 13.01 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

CONFIDENTIAL INFORMATION AND NEWS RELEASES

14.01 The Optionor and the Optionee will, subject to regulatory requirements, maintain the highest level of confidentiality with respect to material and confidential information regarding the Property. This Agreement will be filed on Edgar and Sedar and available to the public.

On a best efforts basis, the Optionor and Optionee shall provide a copy of any and all news releases related to this Option Agreement and/or the Property to the other party to review (but not for approval) by a representative for both the Optionor and a representative of the Optionee for technical/material content prior to release.

If there is a regulatory requirement for the Optionor or Optionee to disclose information relating to the Property, and no representative of the Optionor or Optionee is available within 48 hours, the disclosing party will disclose the minimum amount of confidential data to satisfy regulatory requirements.

ARBITRATION

15.01 The parties agree that all questions or matters in dispute with respect to the accounting of monies expended by the Optionee as provided for herein, or with respect to any other matter of a financial nature hereunder, shall be submitted to arbitration pursuant to the terms hereof.

15.02 It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof that any party intending to refer any matter to arbitration shall have given not less than thirty (30) days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute. On the expiration of such thirty (30) days, the party who gave such notice may proceed to refer the dispute to arbitration as provided for in paragraph 15.03 hereof.

15.03 Any matter submitted to arbitration hereunder will be conducted before a single arbitrator appointed by the then President of the Association of Professional Engineers and Geoscientists of British Columbia *under the provisions of the* ***Commercial Arbitration Act*** (British Columbia), or, failing such appointment, by another single arbitrator appointed under the provisions of said Act. The arbitrator shall fix a time and place in Vancouver, British Columbia, or such other location as the parties may mutually agree upon, for the purpose of hearing the evidence and representations of the parties, and shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this paragraph. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

15.04 The parties agree that the award of the arbitrator shall be final and binding upon each of them.

NOTICES AND PAYMENT

16.01 Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by facsimile and addressed to the party to which it is being given at the following addresses:

(a) if to the Optionor:

YALE RESOURCES LTD.
Suite 400 – 409 Granville Street
Vancouver, BC
V6C 1T2

Attention: President
Facsimile: (604) 678-2532

AND A COPY TO:

Tupper Jonsson & Yeadon
1710 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2L3

Attention: Lee Tupper
Facsimile: (604) 681-0139

(b) if to the Optionee:

NATURE'S CALL BRANDS INC.
3120 S. Durango, suite 305
Las Vegas, Nevada

89117

Attention: President
Facsimile: 702-543-7133

AND A COPY TO:

Clark Wilson LLP
800-885 West Georgia Street
Vancouver, British Columbia
V6C 3H1

Attention: Bernard Pinsky
Facsimile: (604) 687-6314

16.02 If notice, demand, payment or other communication is sent by facsimile or is delivered, it will be deemed to have been received on the next business day following the day of transmission or delivery.

16.03 If at any time during the length of this Agreement the Optionor or the Optionee should change any of the contact information provided above they must provide written notice to the other party within 30 days of such change.

CURRENCY

17.01 All references to monies hereunder will be in lawful currency of the United States of America.

REGULATORY ACCEPTANCE

18.01 If required, this Agreement is subject to the Optionor receiving acceptance herefor from the TSX Venture Exchange (hereinafter called the "Exchange").

FURTHER ASSURANCES

19.01 Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

TIME OF THE ESSENCE

20.01 Time shall be of the essence of this Agreement.

COSTS

21.01 Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement.

ENTIRE AGREEMENT

22.01 The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement, including, without limiting the generality of the foregoing, the document entitled "Letter of Intent" between the parties and dated the 4th day of October, 2010.

COUNTERPARTS

23.01 This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

EXECUTION BY FACSIMILE

24.01 Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

TITLES

25.01 The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

GOVERNING LAW

26.01 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, applicable therein.

ENUREMENT

27.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTED by

YALE RESOURCES LTD.
in the presence of:

/S/Ian Foreman
Authorized Signatory

EXECUTED by

NATURE'S CALL BRANDS INC.
in the presence of:

/S/Robbie Manis
Authorized Signatory

SCHEDULE "A"

To the Agreement made and dated for reference the 26th day of November, 2010 between Yale Resources Ltd. and Nature's Call Brands Inc.

Concession name	Title number	Approx. Area (ha)
Los Amoles 2	082/33681	1,504.74


P.P.
LOS AMOLES 2
TERRENO LIBRE
LOTE
SUPERFICIE
AGENCIA: HERMOSILLO, SON.
MUNICIPIO: VILLA HIDALGO, SON.
CARTA TOPOGRAFICA DE INEGI
COORDENADAS U.T.M. DEL P.P.
ESCALA: 1:50,000
SUPERFICIE RESULTANTE

CW3356180.2

PY [signature]

SCHEDULE "B"

To the Agreement made and dated for reference the 26th day of November, 2010 between Yale Resources Ltd. and Nature's Call Brands Inc.

Estimated bi-annual taxes payable on the Property during the length of the Agreement (to be borne by the Optionee – included in Expenditures)

Year	Period	Amount
2011	1st Semester	$667
	2nd Semester	$667
2012	1st Semester	$998
	2nd Semester	$998
2013	1st Semester	$998
	2nd Semester	$998

SCHEDULE "C"

Referred to in the Option Agreement dated for Reference
November 26, 2010
and made between Yale Resources Ltd.
(previously the "Optionor")
and Nature's Call Brands Inc.
(previously the "Optionee")

PROPERTY DESCRIPTION

- Mineral Rights to the **Los Amoles 2 concession** -

JOINT VENTURE AGREEMENT

THIS AGREEMENT is dated effective ______________________
BETWEEN:

YALE RESOURCES LTD., a corporation organized under the laws of the Province of British Columbia, Canada (Hereinafter "Yale")

AND:

NATURE'S CALL BRANDS INC., a corporation organized under the laws of the State of Nevada, United States of America (Hereinafter "NCB")

WHEREAS:

A. Yale and NCB are parties to a Property Option Agreement (the "**Option Agreement**") dated November 26, 2010, pursuant to which the Optionor granted an option to NCB to earn a 70% interest in a patented mineral claim described as Los Amoles (the "**Property**");

B. NCB has performed all of its obligations to the Optionor under the Option Agreement such that NCB is now vested with a 70% interest in the Property and Yale is vested with a 30% interest in the Property;

C. The Optionor and NCB wish to associate themselves into a joint venture for the purpose of exploring and further developing the Property;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein,

the parties hereby agree to associate and participate in a joint operation (herein called the "**Joint Venture**") for the purposes of exploring the Property and, if being warranted, bringing the Property or a portion thereof into production by establishing and operating a mine thereon on the terms and conditions hereinafter set forth;

1. Interpretation

1.1 **Definitions**. In this agreement the following words, phrases and expressions shall have the following meanings:

(a) "Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting the generality of the foregoing, land, buildings and equipment, but excluding the Property, acquired for or made to the Property under the Option Agreement or this agreement in connection with the Mining Operations;

(b) "Associated Company" means, in respect of a Participant, a corporation associated with it within the meaning of the *Business Corporations Act*, British Columbia;

(c) "Commercial Production" means the operation of the Property or any part of it as a Mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first **thirty** consecutive days during which Mineral Products have been produced from the Property at an average rate not less than **50%** of the initial rated capacity of the facilities;

(d) "Cost Share" means the respective shares of all Costs and other liabilities under this agreement to be borne by each Participant after the Participation Date and shall be equal to the respective Interests of each Participant as determined from time to time;

(e) "Costs" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this agreement incurred after the Participation Date:

(f) "Interest" means the undivided beneficial percentage interest of a party in the Assets which shall be equal to its interest in the Property as determined pursuant to this agreement;

(g) "Joint Venture" shall have the meaning attributed to it in paragraph 2.1;

(h) "Management Committee" means the committee established pursuant to paragraph 4;

(i) "Mine" means the workings established and Assets acquired including development headings, plant and concentrator installations, infrastructure,

housing, airport and other facilities in order to bring the Property into Commercial Production;

(j) "Mineral Products" means the end products derived from operating the Property as a Mine;

(k) "Mining Operations" means every kind of work done on or in respect of the Property by or under the direction of the Management Committee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of those workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or rental plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(l) "Net Profits Interest" shall have the meaning attributed to it in **Appendix 1** attached hereto;

(m) "Operator" means the party appointed as the Operator in accordance with paragraph 5;

(n) "Participant" means any party having an interest and its successors and permitted assigns and "Participants" means collectively all parties having an Interest and their respective successors and permitted assigns;

(o) "Participation Date" shall mean the date the Joint Venture Agreement takes effect;

(p) "party" or "parties" means the parties to this agreement and their respective successors and permitted assigns which become parties pursuant to this agreement;

(q) "Prime Rate" means the rate of interest quoted or published by the **Royal Bank of Canada** from time to time as being its rate of interest per annum charged from

VG [signature]

time to time at **Vancouver, British Columbia** for loans made in lawful money of Canada to prime commercial borrowers;

(r) "Program" means any program to carry out work and incur Costs on the Property and includes as the context requires:

(i) a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during the program, the estimated Costs as to be incurred in carrying out the work and the area of the Property on which the work is to be undertaken, and

(ii) the preparation of any feasibility report,

and shall include any amendments to a Program as may be agreed on by the Management Committee;

(s) "Property" means the certain property described in Schedule "A" to the Option Agreement, and all other interests in mineral properties made subject to this agreement by the parties.

Capitalized terms that are used herein but not defined herein shall have the meanings ascribed to them in the Option Agreement.

1.2 **Included words.** This agreement shall be read with those changes in gender or number as the context shall require.

1.3 **Headings.** The headings to the paragraphs of this agreement are inserted for convenience only and shall not affect the construction of this agreement.

1.4 **References.** Unless otherwise stated, a reference to a numbered or lettered paragraph refers to the paragraph bearing that number or letter in this agreement. A reference to this agreement or in this agreement, means this agreement including the schedules, together with any amendments.

1.5 **Currency.** All dollar amounts expressed in this agreement refer to lawful currency of the United States.

1.6 **Schedules.** The following schedules are incorporated into this agreement by reference:

Schedules	Description
Appendix 1	Net Profits Interest

1.7 **Governing law.** This agreement shall be construed and governed by the laws in force in the Province of British Columbia.

2. Joint Venture

2.1 **Formation of the Joint Venture**. NCB and Yale agree to associate and participate in, and form, a Joint Venture for the purpose of carrying out all acts which are necessary or appropriate, directly or indirectly, to:

(a) explore and, if deemed warranted as provided in this agreement, develop the Property and equip it for Commercial Production;

(b) operate the Property as a Mine; and

(c) engage in such other activity as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

2.2 **Authority**. All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the Property shall be done, transacted, undertaken or performed in the name of the Operator only, and no party shall do, transact, perform or undertake anything in the name of the other party or in the joint names of the Participants.

2.3 **Relationship of parties.**

(1) After the Participation Date the rights and obligations of the Participants shall be, in each case, several, and shall not be or be construed to be either joint or joint and several. Nothing contained in this agreement shall, except to the extent specifically authorized under this agreement, be deemed to constitute a Participant a partner, an agent or legal representative of any other party. It is intended that this agreement shall not create the relationship of a partnership between the Participants and that no act done by any Participant pursuant to the provisions of this agreement shall operate to create such a relationship.

(2) Claims by third parties arising out of the activities of the Joint Venture shall be borne by the Participants in proportion to their ownership interest in and to the Property, and the other party or parties to this agreement shall have a right of contribution therefor against one another.

(3) The right of each party to mine and market production from other sources in competition with the other parties and of each Participant to market its share of any Mineral Product in competition with any other Participant is confirmed. This agreement shall not be construed so as to preclude or restrict that right.

2.4 **Responsibility For Expenditures.** Except as otherwise provided in this agreement, the parties shall bear all Costs and all liabilities arising under this agreement, and shall own the Property, in proportion to their respective Interests.

2.5 **Continuing Interests**. Each Participant shall have an Interest as is determined in accordance with the provisions of this agreement, and any legal title to any of the Assets or

Property held by any Participant shall be subject to this agreement.

2.6 **Term**. Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring a 100% Interest (see Appendix I), the joint operation and this agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property. Termination of the agreement shall not, however, relieve any party from any obligations accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

3. Interests of Participants

3.1 **Initial Interests.** On the Participation Date, NCB shall have an undivided 70% Interest and Yale shall have an undivided 30% Interest, subject to the reservation of a 2% Net Profits Interest as provided for and defined in the Option Agreement. Thereafter, each Participant shall have an Interest as is determined from time to time in accordance with the provisions of this paragraph.

3.2 **Deemed expenditures**. On the Participation Date Yale and NCB will each have made or be deemed to have made the following expenditures:

Party:	**Deemed Expenditures:**	**Deemed Percentage Interest:**
Yale	$ 385,714.28	30 %
Optionee	$ 900,000	70 %
Total:	**$ 1,285,714.28**	**100 %**

3.3 **Adjustment of Interests**. Subsequent to the Participation Date, the respective Interests of the Participants shall be determined from time to time as being equal to the product obtained by multiplying 100% by a fraction of which the numerator is the amount of that party's contributions to Costs after the Participation Date plus that party's Deemed Expenditure, and the denominator is the amount of all contributions to Costs made subsequent to the Participation Date by all Participants plus the Deemed Expenditures by both parties.

3.4 **Net Smelter Interest.** The respective Interests of the Participants shall not change so long as they each contribute their respective Cost Share of every Program as set out in paragraph 7. At any time after a Participant loses its right to contribute to a Program its respective Interest shall be reduced in accordance with the formula set out in paragraph 3.3. If, as a result of that calculation, the Interest of a Participant is reduced to below 10 %, the Interest of that party shall be converted to a 2 % Net Smelter Interest, as set out in paragraph 8, and thereafter the party whose Interest has been reduced shall be deemed not to be a party to this agreement and shall have no further rights under this agreement or in respect of the Property.

50% of the Net Smelter Interest (or a total of 1%) may be purchased at any time by the other party for $1,000,000.

4. Management Committee

4.1 **Formation of Management Committee.** A Management Committee shall be established on or immediately after the Participation Date. Except as otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

4.2 **Appointment of representatives.** Each party shall immediately appoint one representative and one alternate representative to the Management Committee, and give the other party notice of the appointments. The alternate representative may attend all meetings and may act for a party's representative in his absence. A Participant may from time to time revoke in writing the appointment of its representative or alternate representative, and appoint in writing a substitute.

4.3 **Meetings.** The Operator shall call a Management Committee meeting at least once every twelve months and, in any event, within fourteen days of being requested to do so by any representative.

4.4 **Notice of meetings.** The Operator shall give notice, specifying the time and place in Vancouver, B.C., Canada or other place as agreed of, and the agenda for, the meeting, to all Participants, representatives and alternate representatives at least seven days before the time appointed for the meeting.

4.5 **Waiver of notice.** Notice of a meeting shall not be required if one representative of each party is present at a meeting and unanimously agree on the agenda.

4.6 **Quorum.** A quorum for any Management Committee meeting shall be present if one representative of each party is present. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions bestowed on it under this agreement. No business other than the election of a chairperson, if any, and the adjournment or termination of the meeting shall be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting shall, at the election of those representatives who are present:

(a) be dissolved; or

(b) be adjourned to the same place but on a date and at a time, to be fixed by the chairperson of the meeting before the adjournment, which shall be not less than fourteen days following the date for which the meeting was called.

Notice of the adjourned meeting shall be given to the representatives of all parties immediately after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the representative or representatives present and entitled to attend and vote at the meeting, shall be a quorum even if only one person is present.

4.7 **Votes**. The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Interest percentage. The Management Committee shall make decisions by a majority of votes in excess of 50% of the votes entitled to be cast.

4.8 **Chairperson**. The representative of the Operator shall be the chairperson of Management Committee meetings. The chairperson shall be entitled to appoint the secretary for the meeting.

4.9 **Minutes**. The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies to each representative.

4.10 **Consent decisions**. The Management Committee may make decisions by obtaining the consent to a resolution in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11 **Decisions binding**. Management Committee decisions made in accordance with this agreement shall be binding on all of the parties.

4.12 **Expense**. Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Management Committee.

4.13 **Rules**. The Management Committee may, by agreement of the representative of all the parties, establish other rules of procedure, not inconsistent with this agreement, as the Management Committee deems fit.

5. Appointment of Operator

5.1 **Initial Operator**. The party holding the single largest Interest shall be the initial Operator and shall be entitled to continue to act as Operator until it resigns or its Interest is reduced so that it ceases to hold the single largest Interest. Thereafter the party which was non-Operator, if it has consented, shall act as Operator until that time it resigns or its Interest is reduced so that it ceases to hold the single largest Interest. In the event the parties have equal Interests, NCB shall act as Operator.

5.2 **Resignation**. The party acting as Operator may resign as Operator on at least ninety days' notice to all the parties. The Management Committee shall thereupon select any party to be Operator on, or before, the ninetieth day after receipt of the Operator's notice of resignation.

5.3 **New Operator**. The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this agreement. The new Operator shall have no obligation to hire or continue the employment of any of the employees of the former Operator resulting from this change of Operator.

5.4 **Delivery of records**. On ceasing to be Operator, the former Operator shall

immediately deliver to the person nominated for that purpose by the Management Committee, the custody of all the Property, books, records and other property both real and personal relating to this agreement.

5.5 **No replacement for Operator.** If the Operator resigns and no other party consents to act as Operator the joint operation shall terminate and the provisions of paragraph 14 shall apply mutatis mutandis.

5.6 **Compensation of Operator.** The Operator shall be entitled to reimbursement for all of its expenditures reasonably incurred in its duties as Operator from the Participants and a management fee of 15% of such expenditures and its compensation will be part of the budget of each Program.

6. Rights, duties and status of Operator

6.1 **Status.** The Operator in its operations under this agreement shall be deemed to be an independent contractor. The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on their individual behalf unless specifically permitted by this agreement or directed in writing by a party.

6.2 **Performance of duties.** Subject to any specific provision of this agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties in accordance with the directions of the Management Committee and in accordance with this agreement.

6.3 **Management Committee direction.** The Operator shall manage and carry out the Mining Operations as the Management Committee may direct and in connection with it shall, in advance, if reasonably possible notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee as soon as is reasonably possible.

6.4 **Responsibilities.** The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to incur the Costs required for that purpose. In so doing the Operator shall, provided the Participants have provided sufficient funds to do so:

(a) comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b) pay all Costs properly incurred promptly as and when due;

(c) keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Participation Date or the creation of which is permitted pursuant to this agreement) arising out of the Mining Operations and, in the event of any lien being filed as mentioned, proceed with diligence to contest or discharge them;

(d) prosecute claims or, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e) subject to paragraph 7, perform assessment work or make payment in lieu of it and pay the rentals, taxes or other payments and do all other things as may be necessary to maintain the Property in good standing including staking and restaking mining claims, and applying for licences, leases, grants, concessions, permits, patents and other rights to and interests in the Mineral Product;

(f) account to the Participants for all contributions to Costs;

(g) maintain accounts in accordance with principles generally accepted in the mining industry in Canada;

(h) perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, provincial, territorial and municipal laws, by-laws, ordinances, rules and regulations and this agreement;

(i) regulate access to the Property subject only to the right of designates of the Participants duly authorized in writing to have access to the Property at all reasonable times for the purpose of inspecting work being done on the Property but at their own risk and expense;

(j) employ and engage employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations and in this connection to delegate any of its powers and rights to perform its duties and obligations under this agreement, but the Operator shall not enter into contractual relationships with a Participant or any Associated Company of a Participant except on terms which are commercially competitive;

(k) permit the Participants, at their own expense, to inspect, take abstracts from or audit any or all of the records and accounts referred to in paragraph (f) during normal business hours;

(l) obtain and maintain, or cause any contractor engaged under this agreement to obtain and maintain, during any period in which active work is carried out under this agreement, adequate insurance;

(m) arrange for and maintain workers' compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements;

(n) transact, undertake and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing

undertaken on behalf of the parties in the Operator's name.

7. Exploration Programs

7.1 **Expenditures**. After the Participation Date, Costs shall only be incurred under and pursuant to Programs prepared by the Operator and delivered to the Management Committee as provided in this paragraph.

7.2 **Preparation of Programs**. Immediately after the Participation Date and thereafter on or before November 30 each year or within **ninety** days of completion of the last Program, the Operator shall prepare and submit to the Management Committee a draft Program for the next calendar year. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Costs to be incurred.

7.3 **Review of Program**. The Management Committee shall review the Program prepared and, if it deems fit, adopt the Program with those modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a cost overrun of 10% in addition to any budgeted Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

7.4 **Submission of Program**. The Operator shall immediately submit the adopted Program to the parties. Each party may, within thirty days of receipt of the Program, give written notice to the Operator committing to contribute its proportionate share of the Costs on that Program. A party which fails to give that notice within the thirty-day period shall be deemed to have elected not to contribute. If any party elected or is deemed to have elected not to contribute to a Program, the other Participant may give notice in writing to the Operator stating that it will contribute all expenditures under or pursuant to the Program and the Operator will proceed with that Program and thereafter the Interests of the parties shall be adjusted in accordance with paragraph 3.3. The Operator will not proceed with any Program which is not fully subscribed.

7.5 **Commencement of Program.** If the Participants elect to contribute their respective Cost Share of a Program, or if a Participant gives notice that it will contribute all expenditures under a Program, the Operator will proceed with the Program.

7.6 **Mandatory expenditures**. Notwithstanding paragraph 7.1, if, in any year in which there is no Program adopted pursuant to this agreement, circumstances are such that the Operator must incur costs in order to maintain tenure to the Property, to satisfy contractual obligations or obligations imposed by law, to prevent waste or to protect life and property (in this paragraph called "non-discretionary costs"), the Operator shall immediately propose a program (in this paragraph called the "mandatory program") to incur those non-discretionary costs and provide each party with one copy of it. The mandatory program shall be deemed to be approved and each of the parties shall be obligated to contribute to the non-discretionary costs incurred in proportion to their respective Interest within thirty days of receipt of the Operator's invoice; failing which contribution paragraph 7.9 shall apply.

7.7 **Liability for payment**. An election by a Participant to contribute to a Program shall

make that Participant liable to pay its Cost Share or all of the Costs if it has so elected, actually incurred under or pursuant to the Program including Program Overruns, as defined, of up to but not exceeding 10%.

7.8 **Invoicing of expenditures.**

(1) The Operator shall be entitled to invoice each Participant:

(a) no more frequently than monthly, for its proportionate share of Costs incurred and paid by the Operator; or

(b) thirty days in advance of requirements, but in any event not to exceed the requirements for the next calendar quarter, for an advance of that Participant's proportionate share of Costs.

(2) Each invoice shall be signed by some responsible official of the Operator. Each Participant shall pay to the Operator the amount invoiced, within thirty days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

7.9. **Failure to pay**. If any Participant fails to pay its proportionate share of, or all of the Costs if it has so elected, within the thirty-day period referred to in paragraph 7.8 the Operator may by notice demand payment. If no payment is made within the period of thirty days next succeeding the receipt of the demand notice the other Participant may elect to increase their contributions to satisfy the shortfall, or the Operator shall curtail or abandon the Program, and the defaulting Participant shall be deemed to have forfeited its right to contribute to any further Costs under this agreement and it shall not receive notice of and shall be deemed to have elected not to contribute to each Program subsequently conducted and to a Production Notice and accordingly shall have its Interest reduced in the manner contemplated in paragraph 7.12.

7.10 **Program Overruns.** If it appears that Costs will exceed by greater than 10% those estimated under a Program, the Operator shall immediately give written notice to the Participants contributing to that Program outlining the nature and extent of the additional costs and expenses (the "Program Overruns"). If Program Overruns are not approved by the Participants contributing to that Program, the Operator shall the right to curtail or abandon the Program.

7.11 **Suspension of Program.** If any Program is altered, suspended or terminated prematurely so that the Costs incurred on that Program as altered, suspended or terminated are less than 80% of the Costs originally proposed, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall, subject to paragraph 7.9, be entitled to contribute its proportionate share of the Costs incurred on that Program by payment thereof to the Operator within thirty days after receipt of the notice. If payment is not made by that party within thirty days it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.

7.12 **Adjustment of Interests.** If a party elects not to contribute to the Costs of any Program, the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its proportionate share of the Costs shall be increased so that, subject to paragraph 8.1, the Interest of each party will be that percentage calculated as set out in paragraph 3.3. Except in the events described in paragraph 7.9 or if that party's Interest is assigned or conveyed as contemplated in paragraph 8.1, the party whose Interest has been reduced shall be entitled to receive details of and contribute to future Programs to the extent of its then Interest.

7.13 **Funds spent ratably.** The Operator shall expend all moneys advanced by a Participant ratably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's proportionate share of Costs incurred prior to the suspension or premature termination shall be refunded immediately.

7.14 **Election not to contribute.** Notwithstanding that a Participant has or is deemed to have elected not to contribute to a Program under paragraph 7.4, it shall nevertheless, subject to paragraphs 7.9 and 8.1, be entitled to elect to participate in and contribute to future Programs under this agreement.

8. Non-participation

8.1 **Effect of non-participation.** If a party (in this paragraph called the "Assigning Party") has its Interest reduced, at any time to less than 10 % as a result of the operation of paragraph 7.12, the Assigning Party shall be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests and, in consideration of that assignment and conveyance, shall be entitled to receive as its sole remuneration and benefit, a royalty, as and when available, in the amount of 2% of the Net Smelter Interest. On such assignment, the Assigning Party shall cease to have any further right or Interest under this Agreement. Each Participant shall severally calculate and cause to be paid to the Assigning Party that portion of any of the Net Profits derived from the Property to which the Assigning Party is entitled in the manner provided in Schedule 1 to this agreement.

9. Financing

9.1 **Responsibility of Participants.** The contributions of the Participants toward the Costs shall be individually and separately provided by them.

9.2 **Encumbrances.** Solely in order to secure loans to meet their respective contributions toward the Costs, the Participants shall each be entitled to pledge, mortgage, charge or otherwise encumber, as security for financing their respective contributions, the Property and Assets to the extent of their respective Interests; provided, however, that security shall not be given by any party unless the proposed pledgee, mortgagee, holder of the charge or encumbrance (the "Chargee") first undertakes in writing with all the other Participants, in form reasonably satisfactory to counsel for the Operator and binding on the Chargee, that:

(a) the Chargee will not enter into possession or institute any proceedings for

foreclosure or partition of an encumbering Participant's Interest or interest in the Property and that that security shall be subject to the provisions of this agreement;

(b) the Chargee's remedies under the encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Interest and interest in the Assets held under that security to the other Participants, if more than one then in proportion to their respective Interests at that time or, with their unanimous consent, to any one of them, or failing any sale as mentioned, by a sale at a public auction to be held after ninety days' prior notice to the other Participants; provided, however, that as a condition of the purchase, the purchaser shall agree with the parties that it:

(i) assumes all the obligation of the encumbering Participant in connection with this agreement, and

(ii) will be bound by this agreement, and,

prior to completing the purchase, delivers to the parties notice to that effect in writing, in form reasonably satisfactory to counsel for the Operator.

10. Disposition of production

10.1 **Allocation of production**. For any period after the commencement of Commercial Production and provided that each Participant has paid to the Operator its respective Cost Share for that period, each Participant shall take in kind and separately dispose of Mineral Products in the ratio of each Participant's respective Interest.

10.2 **Value of Mineral Products**. For purposes of determining the value of Mineral Products taken in kind pursuant to paragraph 10.1, each Participant's share of Mineral Products shall be valued at the time of delivery to the Participants at a value equal to that received by NCB for its share of the Mineral Products after deduction of:

(a) all costs of transporting Mineral Products, including insurance, from the Property to the place of delivery designated by the purchaser of the Mineral Products;

(b) a reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices; and

(c) all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Participant in connection with the disposition of Mineral Products taken in kind.

10.4 **Extra expenditure**. Any extra expenditure incurred by reason of the taking in kind or separate disposition by a Participant of its proportionate share of Mineral Products shall be borne by that Participant and that Participant shall be required to construct, operate and maintain,

at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Mineral Products.

10.5 **Operator's authority**. If any Participant fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Mineral Products, the Operator as agent may purchase for its own account or sell that share, subject to the right of the Participant owning the share to revoke at will the Operator's authority under this paragraph in respect of Mineral Products not then purchased by the Operator or committed for sale to others, and the Operator shall be entitled to deduct from the sale proceeds all costs of or related to marketing the Mineral Products as is consistent with generally accepted industry marketing practices including, without limitation, transportation, storage, commissions and discounts but all contracts of sale executed by the Operator for a Participant's share of Mineral Products shall be only for reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event shall any contract be for a period in excess of one year.

10.6 **Payment of proceeds.** Proceeds, if any, from the sale by the Operator of Mineral Products pursuant to paragraph 10.5 shall be calculated by the Operator separately for each Participant at the end of each calendar month and shall be paid monthly within twenty days after the end of each calendar month following payment to the Operator by each Participant of its respective Cost Share outstanding as at the end of that calendar month.

10.7 **Non-arm's length transaction**. If the Operator, any Associated Company of the Operator, or any person with whom the Operator is not dealing at arm's length is a purchaser of Mineral Products from the Operator, and if the value of the Mineral Products is used to determine any matter arising under this paragraph, the Operator shall be required to receive competitive prices for all Mineral Products so sold.

10.7 **Records**. The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof shall be audited annually at the end of each fiscal year of the Operator and:

(a) any adjustments required by the audit shall be made immediately; and

(b) a copy of the audited statements shall be delivered to the Participants.

Any of the Participants shall, at reasonable times and on notice in writing to the Operator, have the right to inspect, audit and copy the Operator's accounts and records relating to the accounting for Mineral Products taken in kind or to the determination of proceeds from the sale thereof for any calendar year within twelve months following the end of the calendar year. All accounts and records shall be deemed to be correct and accurate unless questioned by a Participant within twelve months following the end of the calendar year to which the accounts relate. The Participants shall make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.

11. Surrender of Interest

11.1 **Surrender of Interest**. Any party may, at any time on notice, surrender its entire Interest to the other parties by giving those parties notice of surrender, which notice shall:

(a) indicate a date for surrender not less than three months after the date on which the notice is given; and

(b) contain an undertaking that the surrendering party will:

(i) satisfy its proportionate share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii) pay its proportionate share, based on its then Interest, of the Costs of rehabilitating the Mine site and of reclamation as at the date of surrender; and

(iii) hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this agreement.

11.2 **Relief from liabilities**. On the surrender of its entire Interest as contemplated in paragraph 11.1 and on delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands under this agreement, the surrendering party shall be relieved of all obligations or liabilities except for those which arose or accrued or were accruing due on or before the date of the surrender.

11.3 **Acceptance of surrender**. A party to whom a notice of surrender has been given as contemplated in paragraph 11.1 may elect, by notice within ninety days to the party which first gave the notice, to accept the surrender, in which case paragraphs 11.1 and 11.2 shall apply, or to join in the surrender. If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with paragraph 13.

11.4 **Execution of instruments**. The withdrawing party shall remain obligated to execute and deliver those instruments as may be necessary to formally effect the transfer of its Interest to the other Participants.

12. Suspension and termination of Mining Operations

12.1 **Suspension of operations**. The Operator may, at any time subsequent to the Participation Date, on at least thirty days' notice to all Participants, recommend that the Management Committee approve that Mining Operations be suspended. The Operator's recommendation shall include a plan and budget (in this paragraph called the "Mine Maintenance Plan"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, at any time subsequent to the completion date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their proportionate share of the Costs incurred in connection with the Mine

Maintenance Plan. The Management Committee may cause Mining Operations to be resumed at any time.

12.2 **Termination of operations.** The Operator may, at any time following a period of at least ninety days during which Mining Operations have been suspended, on at least thirty days' notice to all Participants, or in the events described in paragraph 12.1, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (in this paragraph called the "Mine Closure Plan"), in reasonable detail, of the activities to be performed to close the Mine and reclaim the Property. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator's recommendation with those changes to the Mine Closure Plan as the Management Committee deems necessary.

12.3 **Disposal of Assets.** If the Management Committee approves the Operator's recommendation as mentioned it shall cause the Operator to:

(a) implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, those Costs as may be required to implement that Mine Closure Plan;

(b) remove, sell and dispose of the Assets as may reasonably be removed and disposed of profitably and any other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c) sell, abandon or otherwise dispose of the Property.

The disposal price for the Assets and the Property shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

12.4 **Lack of approval.** If the Management Committee does not approve the Operator's recommendation contemplated in paragraph 12.2, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as approved pursuant to paragraph 12.1.

13. Area of interest

13.1 **Area of interest.** The area of interest shall be deemed to comprise that area which is included within two kilometres of the outermost boundary of the mineral properties which constitute the Property as at the Participation Date. Claims owned by Yale previous to the signing of the Option Agreement are not affected by this Area of Interest.

13.2 **Additional acquisition.** If at any time during the subsistence of this agreement any party (in this paragraph only called the "Acquiring Party") stakes directly or indirectly, any mining claim, licence, lease, grant, concession, permit, patent or other mineral property (in this paragraph called a "Mineral Property") located wholly within, partly within, or immediately adjoining the area of interest referred to in paragraph 13.1 the Acquiring Party shall immediately

give notice to the other parties of that staking, the cost of it and all details in possession of that party with respect to the nature of the Property and the known mineralization. This paragraph shall not apply to a Mineral Property which a party may acquire under an agreement with a third party with whom it is dealing at arm's length.

13.3 **Election to acquire**. Each other party may, within thirty days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the Mineral Property which was staked be included in and thereafter form part of the Property for all purposes of this agreement. If the election is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of staking which is equivalent to their respective Interests. If no other party makes the election within that period of thirty days, the Mineral Property which was staked shall not form part of the Property and the Acquiring Party shall be solely entitled to it.

13.4 **Abandonment of Property**. Notwithstanding paragraph 6.4(e), the Operator shall be entitled, at any time, to surrender all or any part of the Property or to permit it to lapse, but only on first either obtaining the unanimous consent of the Management Committee, or giving sixty days' prior notice of its intention to do so to the other parties. In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plan, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this agreement and shall not be subject to paragraph 13.2. Any part of the Property which has not been so acquired by any of the parties shall remain subject to paragraph 13.2

14. Information and data

14.1 **Access**. At all times during the subsistence of this agreement the duly authorized representatives of each Participant shall, at their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

14.2 **Progress reports.** During the exploration period while Programs are being carried out the Operator shall furnish the Participants with semi-annual progress reports and with a final report on conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the construction period the Operator shall provide monthly progress reports to the Participants, which reports shall include information on any changes or developments affecting the Mine that the Operator considers are material.

14.3 **Confidentiality**. All confidential information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form, a prospectus or statement of material facts by any party or

any of its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

14.4 **Amendments**. The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other parties at least 24 hours prior to publication and the other parties shall have the right to make suggestions for changes therein.

15. Liability of the Operator

15.1 **Indemnity**. Subject to paragraph 15.2, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including legal fees) resulting from any acts or omissions of the Operator of its officers, employees or agents.

15.2 **Negligence and wilful misconduct**. Notwithstanding paragraph 15.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

15.3 **Good faith acts**. An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a) at the direction, or within the scope of the direction, of the Management Committee;

(b) with the concurrence of the Management Committee; or

(c) unilaterally and in good faith by the Operator to protect life or property;

shall be deemed not to be negligence or wilful misconduct.

15.4 **Proportion of responsibilities**. The obligation of the other parties to indemnify and save the Operator harmless pursuant to paragraph 15.1 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

15.5 **Limitation of liability**. The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages including loss of profits or revenues.

16. Insurance

16.1 **Insurance**. Commencing on the Participation Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to

protect the parties together with any other insurance as any Participant may by notice reasonably request. The Operator shall, on the written request of any Participant, provide it with evidence of that insurance. This paragraph shall not preclude any party from placing, for its own account, insurance for greater or other coverage than that placed by the Operator.

17. Relationship of parties

17.1 **Liability several.** The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

17.2 **No partnership.** Nothing contained in this agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

17.3 **Use of names.** No party shall, except when required by this agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property.

18. Partition

18.1 **Partition.** Each of the parties waives, during the term of this agreement, any right to partition of the Property or the Assets or any part of it and no party shall seek or be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this agreement.

19. Taxation

19.1 **Allocation of Costs**. All Costs incurred under this agreement shall be for the account of the party or parties making or incurring them, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect to them.

20. Force majeure

20.1 **Force majeure**. Notwithstanding anything contained in this agreement to the contrary, if any Participant is prevented from or delayed in performing any obligation under this agreement and failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances then, subject to paragraph 20.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of the total period.

20.2 **Notice.** Any party claiming suspension of its obligations shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice in so far as it is reasonably able so to do and as

soon as possible; provided, that the terms of settlement of any labour disturbance or dispute, strike or lock-out shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any labour disturbance or dispute, strike or lock-out solely to remedy or remove the force majeure thereby constituted.

20.3 **Extension.** The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing.

21. Restrictions on alienation

21.1 **Restriction.** During the subsistence of this agreement, none of the parties shall pledge, sell, assign, or in any other manner dispose or attempt to dispose of all or any portion of its Interest except as provided in paragraphs 9 or 11 and as provided in this paragraph. A party wishing to sell or dispose of all or a portion of its Interest (in this paragraph called the "Disposing Party") may:

(a) sell that Interest in the manner set out in paragraph 21.2 to the Participants who elect to purchase it if more than one then in proportion to their respective Interests, or

(b) sell that Interest to an affiliate of the Disposing Party; provided, however, that the Disposing Party shall provide a guarantee to the other parties, in form reasonably satisfactory to counsel for the Operator, guaranteeing the obligations of the affiliate under this agreement and provided, further, that the sale to the affiliate shall be subject to the affiliate entering into an agreement with the remaining Participants whereby it agrees to be bound by the provisions of this agreement.

21.2 **Offer to sell.** A Disposing Party will, prior to disposing of the Interest other than to an affiliate, first offer to sell the Interest to the Participants for a cash consideration and on other terms and conditions as the Disposing Party deems fit. If, within thirty days of the Disposing Party's offer to sell, the Participants elect not to purchase the Interest on those terms and conditions the Disposing Party will be free to dispose of that Interest to a third party at any time within six months of the Participants' election but only for a cash consideration, or for some consideration other than cash, provided that the fair cash equivalent of any non-cash consideration be equal to or greater than the cash consideration stated in the Disposing Party's offer to sell to the Participants, and on no more favourable terms and conditions as the offer to sell to the Participants; provided, however, that the sale of the Interest to the third party shall be subject to the third party entering into an agreement with the Participants whereby it agrees to be bound by the provisions of this agreement. Any Interest not disposed of by the Disposing Party as mentioned will remain subject to the provisions of this paragraph.

21.3 **Acquisition of Interest.** Upon the Participants or a third party acquiring all or a portion of the Disposing Party's Interest, the Participants or the third party will be deemed to have acquired a corresponding portion of the Disposing Party's Costs. The third party will be

entitled to all the rights and benefits accruing, and will be subject to the same duties and obligations attributable to them, to the Interest which it has purchased from the Disposing Party including the right to participate in any further Programs and Costs and the right to having its Interest increased or reduced in the same manner as the Disposing Party in the event the third party does not participate in the Programs and Costs.

22. General

22.1 **Notice.** All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, sent by facsimile or sent by prepaid registered mail to the parties, at their following respective addresses and telecopier numbers:

To Yale:

YALE RESOURCES LTD.
Suite 400 – 409 Granville Street
Vancouver, BC
V6C 1K4
Attention: Ian Foreman, P.Geo., President
Facsimile: (604) 678-2532

AND A COPY TO:

Tupper Jonsson & Yeadon
1710 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2L3
Attention: Lee Tupper
Facsimile: (604) 681-0139

If to NCB:

NATURE'S CALL BRANDS INC.
3120 S. Durango, suite 305
Las Vegas, Nevada
89117
Attention: Robbie Manis, President
Facsimile: (702) 543-7133

AND A COPY TO:

Clark Wilson LLP
800 - 885 West Georgia Street
Vancouver, British Columbia
V6C 3H1
Attention: Bernard Pinsky
Facsimile: (604) 687-6314

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the

following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

22.2 **Waiver.** No waiver of any breach of this agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

22.3 **Entire agreement.** With respect to the subject-matter of this agreement, this agreement:

(a) sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b) supersedes all prior understandings and communications between the parties or any of them, oral or written, and

(c) constitutes the entire agreement between the parties.

Each party acknowledges that this agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this agreement unless it is in writing and executed by each of the parties.

22.4 **Time.** Time is of the essence of this agreement and of every party and no extension or variation of this agreement shall operate as a waiver of this provision.

22.5 **Successors and assigns.** This agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

22.6 **Governing law.** This agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of **British Columbia** and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of **British Columbia** shall have the jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party attorns to the jurisdiction of the courts of the Province of **British**

Columbia.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

EXECUTED BY
Yale Resources Ltd.
in the presence of:

____
Authorized Signatory

Ian Foreman, P.Geo., President

EXECUTED BY
Nature's Call Brands Inc.
in the presence of:

/s/ Robbie Manis
Authorized Signatory

Robbie Manis, President

Appendix 1

To the Joint Venture Agreement between
Nature's Call Brands Inc. ("NCB") and
Yale Resources Inc. ("Yale")

NET PROFITS INTEREST

This being Appendix 1 to that Joint Venture Agreement between **Yale** and **NCB** dated for reference as the Participation date.

1.1 Income and Expenses

Net Profits shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

(a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(b) Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

(c) Allowance for overhead in accordance with Section 6;

(d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates, which are normal and customary in the industry;

(e) All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(f) The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties incurred by the non-withdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Profits interest;

(g) Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

(h) An allowance for reasonable working capital and inventory;

(i) Costs of funding an environmental compliance fund as may be deemed necessary by the Operator;

(j) Actual costs of Mining Operations; and

(k) Rental, royalty, production, and purchase payments.

For purposes hereof, the term "**Gross Revenue**" shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be determined by multiplying spot prices for Products as quoted by the New York Spot Market on the date of a sale of Products.

It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Profits are distributed to any person holding a Net Profits interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Profits for subsequent periods. If Products are processed by the remaining Participant, or are sold to an Affiliate of the remaining Participant, then, for purposes of calculating Net Profits, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm's length purchaser FOB the concentrator for the Properties, and Net Profits relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

1.2 Payment of Net Profits

Payments of Net Profits shall commence in the calendar quarter following the calendar quarter in which Net Profits are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Profits are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Profits payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant. Costs of such an audit shall be borne by the holder of the Net Profits interest described herein.

1.4 Definitions

All words and terms used herein have the same meaning as in the Agreement.

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